Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of GCL Global Holdings Ltd on Amendment No.5 to Form F-4 (File No. 333-280559) of our report dated November 12, 2024, with respect to our audit of the balance sheet of GCL Global Holdings Ltd as of March 31, 2024, the related statements of operations, changes in shareholders’ deficit and cash flows for the period from October 12, 2023 (inception) through March 31, 2024 which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum Asia CPAs LLP

New York, New York

December 19, 2024

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com